Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Announces Leadership Changes

LIVONIA, Mich., April 30, 2012 – Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered structural metal components and assemblies, today announced changes in the leadership of its International Operations.

Pär Malmhagen will join Tower, effective June 1, as President, Tower Europe. In this role, Pär will be an Officer of the company and a member of Tower’s Enterprise Leadership Team, reporting to Tower International, Inc. President and CEO Mark Malcolm.

Malmhagen succeeds Dr. Gyula Meleghy, President International Operations, who is retiring on April 30 after nearly 30 years of service to Tower and its predecessor company in Europe. “We thank Gyula for his contributions and wish him and his family good health and success in their future endeavors,” said Malcolm.

Malmhagen will join Tower from Autoliv, where he served most recently as Vice President Sales, Europe and also as Vice President, Volkswagen Global Business Unit. In 20 years at Autoliv, Malmhagen compiled an impressively broad range of leadership experiences in functional and general management positions in Europe and abroad, including Plant Controller; Controller, Global Ford Account; General Manager, China; Director Sales, South America; Managing Director, Eastern Europe and South Africa; Vice President, European Tech Center North; and Senior Vice President, European Seat Belt Division. Said Malcolm, “With his well-rounded experience and proven record of success, Pär will be an outstanding addition to Tower’s leadership team.”

Malcolm will oversee European operations until Malmhagen joins the company. David Ro, President Tower Korea, will now report to Malcolm on a permanent basis.

The company also announced that Jim Gouin, Tower CFO, will additionally assume overall responsibility for Tower’s rapidly expanding China Operations. Xu Peipei, President Tower China, will report to Gouin. Together they will form a strong and dynamic partnership to guide Tower during this period of great opportunity in the world’s largest auto market.

“Our International regions are increasingly experiencing unique industry and competitive challenges and opportunities,” said Malcolm. “These evolutionary leadership changes further strengthen and prepare Tower to address these challenges successfully and be a long-term winner -- regionally and globally.”

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerautomotive.com